UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

2U, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE
2U, Inc. (the “Company”) is providing its stockholders with additional information relating to the board of directors meetings and attendance described on pages 12-13 of the Company’s Proxy Statement filed on April 28, 2017.
Supplemental Information Regarding Board Meetings and Attendance
During 2016, including both regularly scheduled and special meetings, our Board met a total of six times, the Audit Committee met a total of nine times, the Compensation Committee met a total of six times and the Nominating and Corporate Governance Committee met a total of three times. During 2016, all directors attended at least 75% of their board and committee meetings for the period for which they served; except that one director, Sallie Krawcheck, attended 69% of the Board and committee meetings for the period for which she served. The Board rotated committee assignments mid-year, and as such, Ms. Krawcheck became a member of the Nominating and Corporate Governance Committee on July 28, 2016.  Ms. Krawcheck was unable to attend the one meeting of the Nominating and Corporate Governance Committee that took place after her rotation on to that committee. Not including this meeting, Ms. Krawcheck attended 75% of her board and committee meetings for the period for which she served.
This supplement should be considered in conjunction with the Proxy Statement.